SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 6, 2015

Rockdale Resources Corporation
(Exact name of registrant as specified in its charter)

Colorado	000-52692	86-1061005
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

710 N. Post Oak Rd., Ste. 400, Houston TX	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 832-941-0011

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective March 1, 2015, Faisal Zel C. Khan, age 41, agreed to serve as the President and CEO of the Company. We are in the process of negotiating a definitive employment agreement with Mr. Khan. We will file an amendment to this current report upon mutual execution and delivery of a final written agreement. We anticipate an agreement with Mr. Khan will include an initial term of employment of twenty four (24) months at an annual salary of $150,000, together with a one-time grant of one million (1,000,000) restricted shares of the Company's common stock. There can be no assurance that we will be successful in reaching a final agreement with Mr. Khan or that any such final agreement will not materially differ from the terms we anticipate.

Mr. Khan has been the Chief Executive Officer and President of Jovian Petroleum Corporation ("Jovian") since 2008. As reported on December 15, 2014 on Form 8K, we have entered into a Master Service Contract for Operations and Maintenance Services Agreement with Jovian on a month to month basis. This agreement and the relationship with Mr. Khan led us to conclude that Mr. Khan's 22 years of experience in the oil and gas industry will make him a valuable addition to our management team and to our board.

Mr. Khan earned a Masters in Business Administration from Chapman University in 1998.

There are no family relationships between Mr. Khan and any of our other directors or executive officers.

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 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rockdale Resources Corporation

/s/ Lee Lytton
Lee Lytton Corporate Secretary

Date: March 9, 2015

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